                                                                               .
                                                                               .
                                                                               .
                                   EXHIBIT 12

Fixed Charge Ratio                                                                                        THREE MONTHS  THREE MONTHS
                                                                          YEARS ENDED SEPTEMBER 30,           ENDED        ENDED
                                                                2000      2001      2002    2003      2004   12/31/03    12/31/04
                                                                ----      ----      ----    ----      ----   --------    --------
COMPUTATION OF EARNINGS
Pretax income before Minority interest                         27,683   (71,596)  (16,405)  41,020    45,181    7,033     22,491
Plus Fixed charges                                             37,514    44,410    44,102   55,990    80,587   18,643     24,475
Plus Amortization of capitalized interest                                   153       221      265       327       68         86
Less capitalized interest                                        (900)   (1,100)   (1,208)    (836)   (1,000)    (278)      (234)
                                                               -------  --------  --------  -------  --------  -------    -------
TOTAL                                                          64,297   (28,133)   26,710   96,439   125,095   25,466     46,818

COMPUTATION OF FIXED CHARGES
Interest Expense                                               15,721    14,419     6,941   11,541    25,063    5,484      8,741
Capitalized interest                                              900     1,100     1,208      836     1,000      278        234
Amortization of fleet origination fees                                      103       123      123       281        -         80
Amortization of debt issuance costs                                                             47       297       41        136
Estimate of interest on rent expense                           20,893    28,788    35,830   43,443    53,946   12,840     15,284
                                                               ------   --------  --------  -------  --------  -------    -------
Total fixed charges                                            37,514    44,410    44,102   55,990    80,587   18,643     24,475


Ratio (fixed charges/earnings an fixed charges) / Deficiency     1.71   (72,543)  (17,392)    1.72      1.55     1.37       1.91
                                                               -------  --------  --------  -------  --------  -------    -------